UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Citi Trends, Inc.

(Exact name of registrant as specified in its charter)

Delaware	52-2150697
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

104 Coleman Boulevard Savannah, Georgia	31408
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	Nasdaq Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

EXPLANATORY NOTE

This Form 8-A/A is being filed by Citi Trends, Inc., a Delaware corporation (the “Company”), to reflect the expiration of the preferred share purchase rights (each, a “Right” and, collectively, the “Rights”) registered on the Form 8-A filed by the Company on December 8, 2023.

Item 1.	Description of the Registrant’s Securities to Be Registered.

On May 7, 2024, the Company and Equiniti Trust Company, LLC (the “Rights Agent”) entered into the Second Amendment to the Stockholder Protection Rights Agreement, dated as of May 7, 2024 (the “Amendment”), which amended the Stockholder Protection Rights Agreement, dated as of December 6, 2023, by and between the Company and the Rights Agent, as amended by that certain Amendment to the Stockholder Protection Rights Agreement, dated as of February 28, 2024 (as amended, the “Rights Agreement”).

The Amendment terminated the Rights Agreement by accelerating the expiration time of the Rights to 5:00 P.M., New York City time, on May 7, 2024. At the time of the termination of the Rights Agreement, all of the Rights, which were previously distributed to holders of the Company’s issued and outstanding common stock, par value $0.01, pursuant to the Rights Agreement, expired.

On May 7, 2024, the Company filed a Certificate of Elimination (the “Certificate of Elimination”) with the Secretary of State of the State of Delaware eliminating all provisions of the Certificate of Designation previously filed by the Company with the Delaware Secretary of State on December 6, 2023 related to the series of preferred stock designated as Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”) established pursuant to the Rights Agreement. Such shares previously designated Series A Preferred Stock will be returned to the authorized but undesignated shares of the Company’s preferred stock.

The Amendment and a copy of the Certificate of Elimination are attached hereto as Exhibit 4.3 and Exhibit 3.1, respectively, and are incorporated herein by reference. The description of the Amendment herein does not purport to be complete and is qualified in its entirety by reference to Exhibit 4.3. And the description of the Certificate of Elimination herein does not purport to be complete and is qualified in its entirety by reference to Exhibit 3.1.

Item 2.	Exhibits.

3.1	Certificate of Elimination of the Series A Junior Participating Preferred Stock of Citi Trends, Inc. (incorporated by reference to Exhibit 3.1 of Citi Trends, Inc.’s Current Report on Form 8-K filed May 7, 2024).

4.1	Stockholder Protection Rights Agreement, dated as of December 6, 2023, between Citi Trends, Inc. and Equiniti Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of Citi Trends, Inc.’s Current Report on Form 8-K filed December 8, 2023).

4.2	Amendment to the Stockholder Protection Rights Agreement, dated as of February 28, 2024, between Citi Trends, Inc. and Equiniti Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.2 of Citi Trends, Inc.’s Current Report on Form 8-K filed February 29, 2024).

4.3	Second Amendment to the Stockholder Protection Rights Agreement, dated as of May 7, 2024, between Citi Trends, Inc. and Equiniti Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.3 of Citi Trends, Inc.’s Current Report on Form 8-K filed May 7, 2024).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CITI TRENDS, INC.

Date: May 7, 2024	By:	/s/ David N. Makuen
	Name:	David N. Makuen
	Title:	Chief Executive Officer

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